UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 16, 2019

Cognizant Technology Solutions Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey		07666
(Address of Principal Executive Offices)		(Zip Code)
(201) 801-0233
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CTSH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2019, the Board of Directors (the “Board”) of Cognizant Technology Solutions Corporation (the “Company”) appointed Sandra Wijnberg to the Board to fill a newly created vacancy following an increase in the size of the Board to 12 directors. Ms. Wijnberg will serve until the 2020 annual meeting of stockholders of the Company. The Board determined that Ms. Wijnberg qualifies as an “independent director” under the rules of The Nasdaq Stock Market, LLC. In connection with the appointment of Ms. Wijnberg to the Board, she was also appointed to serve as a member of the Board’s Audit Committee and has been determined by the Board to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Ms. Wijnberg was selected as a director based on her extensive leadership experience, including as a Chief Financial Officer and as a public company director, as summarized below.
Ms. Wijnberg, 62, was most recently an Executive Advisor to Aquiline Holdings LLC, a registered investment advisory firm, from 2015 to early 2019. She previously served as a partner and the Chief Administrative Officer of Aquiline from 2007 to 2014. From 2014 through 2015, she left Aquiline to work in Jerusalem at the behest of the U.S. Department of State as the Deputy Head of Mission, Jerusalem for the Office of the Quartet (comprised of the United States, European Union, United Nations and Russia) to advance the Quartet’s Palestinian economic development mandate. Prior to joining Aquiline, she served as Senior Vice President (“SVP”) and Chief Financial Officer (“CFO”) of Marsh & McLennan Companies, Inc., a global professional services company, from 2000 to 2007. She served in several executive-level finance roles in the food and beverages industry prior to her tenure with Marsh & McLennan, including as SVP, Treasurer of Yum! Brands, Inc., a global operator and franchisor of quick service restaurants, from 1997 to 1999, including as interim CFO of Yum! Brands in 1999, and as CFO, KFC Corporation at PepsiCo, Inc. from 1996 to 1997. She spent the early part of her career working in investment banking and firm management for Morgan Stanley and Lehman Brothers, culminating in her role as Principal and Chief Operating Officer, Private Client Services Division at Morgan Stanley from 1993 to 1994.
Ms. Wijnberg currently serves on the boards of directors of two public companies: T. Rowe Price Group, Inc. (Nasdaq: TROW), a global asset management firm, where she has been a board member since 2016 and is currently a member of the Audit Committee and the Executive Compensation and Management Development Committee; and Automatic Data Processing, Inc. (Nasdaq: ADP), a provider of human resources management software and services, where she has been a board member since 2016 and is currently the chair of the Audit Committee and a member of the Corporate Development and Technology Advisory Committee. Ms. Wijnberg previously served on the board of directors of Tyco International plc (now Johnson Controls International plc (NYSE: JCI)), a global diversified technology, building, infrastructure and transportation solutions company, from 2003 to 2016 and on the board of directors of Tyco Electronics Ltd. (now TE Connectivity Ltd. (NYSE: TEL)), a global connectivity and sensor products company, from 2007 to 2009. Additionally, she is a member of Paradigm for Parity, a trustee of The John Simon Guggenheim Memorial Foundation, and a director on numerous non-profit boards, including Seeds of Peace and Spark MicroGrants.
Ms. Wijnberg holds an M.B.A. in Finance from the University of Southern California, Marshall School of Business, and a B.A. in English Literature from the University of California, Los Angeles.
In connection with her appointment, Ms. Wijnberg will receive compensation for serving on the Board as follows:

•
A cash retainer of $79,918 (the pro-rated portion of the $90,000 annual cash retainer amount paid to all directors for service between the 2019 and 2020 annual meetings of stockholders of the Company);

•
The grant of a number of restricted stock units equal in value to $186,475 as measured by the closing price of the Company’s Class A Common Stock, par value $0.01 per share on July 16, 2019 (rounded down to the nearest whole share), with such stock grant to vest on July 16, 2020 (such grant being the pro-rated portion of the $210,000 in restricted stock units, based on fair market value on date of grant, granted to all directors for service between the 2019 and 2020 annual meetings of stockholders of the Company); and

•	For service on the Board’s Audit Committee and any other committee of the Board Ms. Wijnberg may be appointed to, $1,500 per meeting (excluding telephonic meetings of 30 minutes or less).

Ms. Wijnberg has entered into the Company’s standard form of indemnification agreement for directors and officers with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Matthew W. Friedrich
Name:	Matthew W. Friedrich
Title:	Executive Vice President, General Counsel and Chief Corporate Affairs Officer
Date: July 18, 2019